Exhibit 99.1

Soligenix Announces Recent Accomplishments and

Second Quarter 2016 Financial Results

Highlighted by Revenues of $3.2 Million

Princeton, NJ – August 11, 2016 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need, announced today its recent accomplishments and financial results for the second quarter ended June 30, 2016.

Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix stated, “We continue to be very encouraged with the positive results demonstrated in our Phase 2 oral mucositis trial with SGX942 (dusquetide) and expect to report long-term safety data during the fourth quarter of this year. We have engaged the regulatory authorities in both the US and Europe, and anticipate having a pivotal Phase 2b/3 study design of SGX942 during the first half of next year. We also continue to actively enroll patients in our pivotal Phase 3 study in cutaneous T-cell lymphoma with SGX301 (synthetic hypericin).”

Schaber continued, “We continue to advance the development of RiVax™ and OrbeShield® in our biodefense business segment, and are pleased with the government agencies additional non-dilutive funding of over $8 million through newly awarded funding and the exercise of options in support of these programs. The continued support of these programs demonstrates the productive collaboration between the Company and the government agencies.”

Soligenix Recent Accomplishments:

•	On July 25, 2016, the Company announced that the Biomedical Advanced Research and Development Authority (BARDA) and the National Institute of Allergy and Infectious Diseases (NIAID) have each provided additional funding to advance preclinical development of OrbeShield® (oral beclomethasone 17,21-dipropionate or oral BDP) as a medical countermeasure for civilian and military use in the treatment of gastrointestinal acute radiation syndrome (GI ARS). The additional funding totaled $634,000.

•      On July 18, 2016, the Company announced positive preliminary proof-of-concept results from its collaboration with Axel Lehrer, PhD of the Department of Tropical Medicine, John A. Burns School of Medicine, University of Hawaiʻi and Hawaii Biotech, Inc. to develop a heat stable subunit Ebola vaccine. The Company evaluated its proprietary vaccine thermostabilization technology, ThermoVax®, licensed from the University of Colorado, to stabilize components of the vaccine.

•      On June 25, 2016, the Company presented preliminary results from its SGX942 Phase 2 clinical trial in oral mucositis at the Multinational Association for Supportive Care in Cancer (MASCC) conference in Adelaide, Australia. The reduction in duration of severe oral mucositis ranged from 50% in the overall population to 67% in the population with the most severe disease.

•      On May 25, 2016, the Company announced that NIAID exercised an option for the evaluation of RiVax™ to fund animal efficacy and toxicology studies. The exercised option will provide an additional $3.2M in funding.

•      On May 5, 2016, the Company announced that NIAID exercised an option for RiVax™ bulk drug substance and finished drug product process scale-up and technology transfer that will support preclinical studies and manufacturing in accordance with current good manufacturing practices. The exercised option will provide an additional $4.3M in funding.

Financial Results – Second Quarter Ended June 30, 2016

Soligenix’s revenues for the quarter ended June 30, 2016 were $3.2 million as compared to $1.1 million for the same period for the prior year. Revenues included contracts with BARDA and NIAID in support of OrbeShield® development in the treatment of GI ARS and advanced development of the Company’s thermostabilization technology, ThermoVax®, combined with its ricin toxin vaccine RiVax™, as a medical countermeasure to prevent the effects of ricin exposure.

Soligenix’s basic net loss was $0.1 million, or $0.00 per share, as compared to $4.0 million, or $0.15 per share, for the quarters ended June 30, 2016 and 2015, respectively. Included in the net loss for quarters ended June 30, 2016 and 2015 is non-cash income of $0.9 million and a non-cash expense of $1.9 million, respectively. This non-cash item reflects the change in fair value of the liability related to warrants issued in the Company’s June 2013 registered public offering and is included in other income/(expense).

Research and development expenses, were $0.8 million as compared to $1.4 million for the quarters ended June 30, 2016 and 2015, respectively. The decrease was related to completion of patient enrollment and treatment in the Phase 2 trial of SGX942 for the treatment of oral mucositis in head and neck cancer. The long-term follow-up safety data from this trial continues to be collected, with completion expected during the second half of 2016.

General and administrative expenses were $1.0 million as compared to $0.9 million for the quarters ended June 30, 2016 and 2015, respectively.

As of June 30, 2016, the Company’s cash position was $3.2 million.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. Our BioTherapeutics business segment is developing SGX301 as a novel photodynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma, our first-in-class innate defense regulator (IDR) technology, dusquetide (SGX942) for the treatment of oral mucositis in head and neck cancer, and proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201).

Our Vaccines/BioDefense business segment includes active development programs for RiVax™, our ricin toxin vaccine candidate, OrbeShield®, our GI acute radiation syndrome therapeutic candidate and SGX943, our melioidosis therapeutic candidate. The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®. Currently, this business segment is supported with up to $58 million in government grant and contract funding from the National Institute of Allergy and Infectious Diseases (NIAID) and the Biomedical Advanced Research and Development Authority (BARDA).

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release may contain forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment.  Statements that are not historical facts, such as "anticipates," "estimates," "believes," "hopes," "intends," "plans," "expects," "goal," "may," "suggest," "will," "potential," or similar expressions, are forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements.  Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing therapeutics and vaccines against bioterror threats, conducting preclinical and clinical trials of therapeutics and vaccines, obtaining regulatory approvals and manufacturing therapeutics and vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K.  Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Karen Krumeich

Chief Financial Officer

(609) 538-8200 | www.soligenix.com